EMPLOYMENT AGREEMENT             Exhibit 10.42
This Agreement is dated the 3rd day of January, 2023
PARTIES
(1)Zymeworks Pharmaceuticals Limited, a company incorporated in Ireland with company number 722169 and registered office at 88 Harcourt Street, Dublin, Dublin 2, D02 DK18, Ireland (“the Company”)
(2)Jeffrey Smith, of Dublin, Ireland (“the Employee”)
(together “the Parties” and each a “Party”)
WHEREAS
A.The Company is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics; and
B.The Employee has experience in «Experience», and/or related skills and expertise and wishes to contribute such experiences to the development and growth of the Company’s business.
IT IS AGREED that the Company will employ the Employee and the Employee will work for the Company as Senior Vice President, Early Stage Development on the following terms and conditions:
1.INTERPRETATIONS AND DEFINITIONS
1.1In this Agreement, the following definitions apply;
(a)“Business” means the business of researching, developing and commercializing therapeutic proteins, antibodies, and any other research, development and manufacturing work considered, planned or undertaken by the Company during the Employee’s employment;
(b)“Confidential Information”; means trade secrets and other information, in whatever form or media, in the possession or control of the Company, which is owned by the Company or by one of its clients or suppliers or a third party with whom the Company has a business relationship (collectively, the “Associates”), and which is not generally known to the public and has been specifically identified as confidential or proprietary by the Company, or its nature is such that it would generally be considered confidential in the industry in which the Company or its Associates operate, or which the Company is obligated to treat as confidential or proprietary. Confidential Information includes, without limitation, the following:
(i)the products and confidential or proprietary facts, data, techniques, materials and other information related to the business of the Company, including all related development or experimental work or research, related documentation owned or marketed by the Company and related formulas, algorithms, patent applications, concepts, designs, flowcharts, ideas, programming techniques, specifications and software programs (including source code listings), methods, processes, inventions, sources, drawings, computer models, prototypes and patterns;
(ii)information regarding the Company’s business operations, methods and practices, including corporate strategy, market research, market strategies, marketing plans, public relations strategies, product pricing and strategies, advertising sources, lists and information concerning current and prospective customers, billing information, suppliers, packaging, merchandizing, distribution, methods of production,
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

manufacturing, pending projects or proposals, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of the Company, including business plans and projections and information regarding the Company’s financial condition, operations, assets and liabilities, financial data, business structures, business ventures, existing or contemplated businesses, products, or services;
(iii)employee information, contacts, and wage information (other than Employee’s own); and
(iv)technical and business information of, or regarding, the Company’s Associates.
(v)The above list is not exhaustive, and Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used;
(c)“Developments” means all inventions, ideas, concepts, designs, improvements, discoveries, modifications, computer software, and other results which are or have been conceived of, developed by, written, or reduced to practice by the Employee, alone or jointly with others (including, where applicable, all modifications, derivatives, progeny, models, specifications, source code, design documents, creations, scripts, artwork, text, graphics, photos and pictures) at any time;
(d)“Excluded Developments” means any Development that meets the following requirements:
(i)an invention for which no equipment, supplies, facility, or Confidential Information of the employer was used and which was developed entirely on the employee’s own time, unless
(ii)the invention relates (A) directly to the business of the employer, or (B) to the employer’s actual or demonstrably anticipated research or development, or
(iii)the invention results from any work performed by the employee for the employer.
(e)“Prior Developments” means any Development that the Employee establishes was developed prior to the Employee performing such services for the Company and precedes the Employee’s initial engagement with the Company.
(f)“Copies” means copies or records of any Confidential Information in whatever form, (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;
(g)“Group”: the Company, any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or any such holding company;
(h)“Incapacity” means any sickness or injury which prevents the Employee from carrying out their duties;
(i)“Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, moral rights, trademarks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

secrets) and any other intellectual property rights, in each case whether registered or unregistered, and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world; and all statutory rights, common law rights, rights of action, powers or benefits belonging or accrued in relation to such rights (including the right to sue for (and recover) damages and other remedies in respect of infringement or misuse of such information both before and after the date of this agreement);
(j)“Inventions” means inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium;
(k)“Person” includes any individual, company or other body corporate;
(l)“Subsidiary”: in relation to a company (a holding company) means a subsidiary (as defined in section 7 of the Companies Act 2014, as amended) and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company;
(m)“Termination” means the termination of the Employee’s employment with the Company, howsoever caused;
(n)“Termination Date” means the date of the termination of the Employee’s employment with the Company, howsoever caused;
(o)“the Board” means the board of directors of the Company;
(p)“Parent” means Zymeworks Inc., the holding company of the Company; and
(q)“Parent Board” means the board of directors of Parent.
(r)“Business” means the trade and other commercial activities carried on with a view to profit by the Company and the Group during the last 12 months of the Employee’s employment up to the Termination Date.
(s)“Territory” shall mean the Republic of Ireland.
1.2Any reference to any provision of any legislation shall include a reference to any modification, re-enactment or extension of such legislation.
1.3Save as otherwise provide herein any references in this Agreement, Clauses or Paragraphs are references to the Clauses and Paragraphs of this Agreement unless the context otherwise admits or requires.
1.4Words such as hereunder, hereof and herein and other words commencing with here shall unless the context clearly indicates to the contrary refers to the whole of this Agreement and not to any particular clause thereof.
1.5References to the singular shall include the plural and vice versa and references to any gender shall include other genders.
2.PRECONDITIONS
2.1This contract and the Employee’s employment with the Company are conditional on the following matters:
(a)The Employee providing documentary evidence of their qualifications;
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

(b)The Employee being free from any obligations owed to a third party which might prevent the Employee from starting work on the date mentioned below or from properly performing the duties of the position; and
(c)Successful and satisfactory reference checks being completed by the Company prior to the Commencement Date.
3.COMMENCEMENT DATE
3.1Subject to the Employee’s satisfaction of the pre-conditions specified in clause 2 above, the Employee will commence employment with the Company on January 3, 2023 (the “Commencement Date”).
3.2The Employee will be employed on a full-time permanent basis. No previous period of employment with any other employer will count as part of the Employee’s period of continuous service with the Company.
4.ROLE AND DUTIES
4.1The Employee will be employed by the Company as, SVP Early Stage Development and will report to the President & Chief Operating Officer of the Parent.
4.2The Employee will carry out the duties as set out in Appendix 1 to this Agreement (“the Duties”).
4.3In addition to the Employee’s normal duties, the Employee will perform any other duties as are assigned to the Employee by the Company from time to time. The Employee shall carry out their duties in a proper, loyal and efficient manner and shall use their best endeavours to promote the interests and reputation of the Company and not do anything which is or may be harmful to the Company.
4.4During the Employee’s period of employment, the Employee shall:
4.4.1unless prevented by Incapacity, devote the Employee’s time, attention and abilities to the Company’s business, and shall not (without the prior written consent of the Company) directly or indirectly either on the Employee’s own account or on behalf of any other person, company, business entity, academic, research or training institution or other organisation engage in, be concerned with, or provide services to (whether as an employee, officer, director, agent, partner, consultant or otherwise) any other person, company, business entity, academic, research or training institution or other organisation or accept any other engagement;
4.4.2diligently exercise such powers and perform such duties as management of the Company or Parent (“Management”) may from time to time assign to the Employee;
4.4.3at all times and in all respects comply with the lawful and reasonable directions of the Company and all rules or codes of conduct and statements of principle in force from time to time and/or required by any regulatory body in relation to the Business;
4.4.4report to the Company the Employee’s own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company or any member of the Group immediately upon becoming aware of it; and
4.4.5use the Employee’s best endeavours to promote, protect, develop and extend the Business and the Business of any member of the Group.
4.5The Employee will disclose to Management all potential conflicts of interest and activities which could reasonably be seen to compete, indirectly or directly, with the trade or business of the
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

Company. Management will determine, in its sole discretion, whether the activity in question constitutes a conflict of interest or competition with the Company. To the extent that Management, acting reasonably, determines a conflict of interest or competition exists, the Employee will discontinue such activity forthwith or within such longer period as Management agrees. The Employee will immediately certify in writing to the Company that he/she has discontinued such activity and that he/she has, as required by Management, cancelled any contracts or sold or otherwise disposed of any interest or assets over the 5% threshold described herein acquired by the Employee by virtue of engaging in the impugned activity, or where no market exists to enable such sale or disposition, by transfer of the Employee’s beneficial interest into blind trust or other fiduciary arrangements over which the Employee has no control or direction, or other action that is acceptable to the Board.
4.6The Employee shall, both during and after the Employee’s employment with the Company (regardless of the reason for termination), provide to the Company any such information, explanations and assistance relating to the Employee’s conduct in connection with the business and affairs of the Company or the Employee’s commercial activities as the Company may reasonably request in order for the Company to determine whether the Employee is in compliance with the Employee’s obligations under this Agreement.
4.7The Employee shall not, directly or indirectly, procure, accept or obtain for the Employee’s own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, vouchers, gift, entertainment or other benefit (“Gratuities”) from any third party in respect of any business transacted or proposed to be transacted (whether or not by the Employee) by or on behalf of the Company and shall immediately disclose and account to the Company for any Gratuities received by the Employee (or by any other person on his behalf or instruction) subject to any policy which may be issued by the Company in relation to insubstantial Gratuities.
4.8The Employee shall comply with the Company’s policies and procedures at all times.
5.EXCLUSIVE SERVICE
5.1Subject to clause 5.2 during the Employee’s employment with the Company, the Employee shall not, except as the Company’s representative or with Management’s written approval, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).
5.2Notwithstanding clause 5.1 the Employee may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company or the Group.
5.3Notwithstanding clauses 5.1 and 5.2 herein, the Employee is not restricted from nor is required to obtain the consent of the Company to make investments in any company which is involved in pharmaceuticals or biotechnology with securities listed for trading on any Canadian or U.S. stock exchange, quotation system or the over-the-counter market.
5.4For the purposes of this Sections, “Employee” includes any entity or company owned or controlled by the Employee.
5.5The Employee agrees to disclose to Management any matters relating to the Employee’s spouse or civil partner (or anyone living as such), children or parents which may be considered to interfere, conflict or compete with the proper performance of the Employee’s obligations under this Agreement.
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

5.6The Employee may not, during their employment, engage, whether directly or indirectly, in any activity which could or might reasonably be considered by others to impair the Employee’s ability to act at all times in the best interests of the Company and the Group.
5.7The Employee may not without the prior written consent of Management accept any gift, discount, gratuity and/or favour of whatever kind from any customer, dealer, client or supplier of the Company or the Group.
6.WORKING HOURS
6.1The Employee will be employed on a full-time basis.
6.2The Employee’s normal hours of work are 37.5 hours per week. The Company reasonably expects the normal working hours of the Employee will be from 9 am to 5 pm, five days per week, Monday to Friday. The Company reserves the right to vary these times on a temporary or continuing basis dependent on the needs of the business.
6.3The Employee’s break and rest period entitlements are as set out in the Organisation of Working Time Act 1997 and are unpaid.
6.4The Employee acknowledges that satisfactory performance of the Duties may, from time to time, require flexibility in relation to the Employee’s normal working hours and the Employee will work such overtime as is reasonably necessary to carry out the Duties. Due to the nature of the position, this may include evening or weekend work where necessary. The Employee acknowledges that the Employee shall not receive further remuneration in respect of any additional hours worked over and above the normal working hours. The Employee’s salary also takes into account that the Employee may from time to time work on a Sunday.
7.PLACE OF WORK
7.1The Employee’s normal place of work will be at the Company’s offices, Digital Office Centre, Dublin Airport, Office 104 Balheary Demense, Balheary Road, Swords, Co Dublin, K67 E5A0, Ireland or such other place as the Company may reasonably require for the proper performance and exercise of the Employee’s duties.
7.2For the proper and efficient performance of the Duties, the Employee may be required to travel periodically to and work from locations inside or outside Ireland that the Company may require from time to time.
7.3The Company reserves the right to change the place of the Employee’s employment on either a temporary or permanent basis. In such event, the Employee will be given reasonable notice. Any such change to place of work will not constitute a breach of this Agreement or give rise to any entitlement to payment to the Employee for disturbance or otherwise.
7.4The Company also reserves the right to implement and amend from time to time a policy regarding mobile/remote work.
8.REMUNERATION
8.1During the continuance of this Agreement and in consideration of the Duties performed by the Employee referred to in clause 4 above, the Company will pay to the Employee an annual base salary of Four Hundred and Twenty Five Thousand ($425,000) USD.
8.2The Employee’s salary shall accrue from working day to day and be payable on the last working day of the month into the Employee’s nominated bank or building society account, after the deduction of PAYE, PRSI, and USC payments and all other lawful or authorised deductions. The Employee acknowledges and accepts the Company’s right to deduct any benefit in kind tax payable in respect
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

hereof from the Employee’s salary from time to time. The Company reserves the right to alter the method of payment of the Employee’s salary, as may be necessary in the circumstances.
8.3The Employee will be notified, in writing, each month of the gross and net remuneration and of the nature and amount of all deductions. For the purposes of the National Minimum Wage Act 2000, the pay reference period shall be a month.
8.4The Employee may, under Section 23 of the National Minimum Wage Act 2000, request from the Company a written statement of the Employee’s average hourly rate of pay for any pay reference period (other than the current pay reference period) falling within the twelve month period immediately preceding the request.
8.5For the purpose of the Payment of Wages Act 1991, the Employee acknowledges and agrees that the Company is entitled, at any time during or on termination of Employee’s employment, to deduct from Employee’s salary or other payments due to Employee, all sums owed to the Company including, but not limited to, any balance owing on staff accounts, any overpayments, loans or losses and Employee hereby consents to any such deductions.
8.6Management will review the Employee’s performance, base salary, and equity participation level under the terms of any Incentive Plans, annually beginning in 2023. The timing of performance and salary reviews may from time to time be amended by the Company in its sole discretion.
9.BONUSES, PENSIONS AND OTHER BENEFITS
9.1The Company shall procure the following benefits for the Employee subject to such policies regarding same as are in force and to any limitations imposed by the underwriters of such schemes as are imposed from time to time:
9.2Incentive Plans:
The Employee shall be entitled to participate in such incentive programs as may be available from time to time for the Company’s employees, including, without limiting the generality of the foregoing, share option plans, share purchase plans, profit-sharing or bonus plans (including target annual bonus as described below) (collectively, the “Incentive Plans”). Such participation shall be on the terms and conditions of such Incentive Plans as at the date hereof or as may from time to time be amended or implemented by the Company or the Parent in its sole discretion. A copy of the Zymeworks Inc. Amended and Restated Employee Stock Purchase Plan in effect as of the Commencement Date are attached hereto as Appendix 3.
9.3Target Annual Bonus:
Subject to Management discretion based on factors determined by Management including Company performance, the Employee will be eligible to earn an annual cash bonus, with an initial target amount of 35% of base salary. The Employee will be eligible to receive up to a full (non-prorated bonus) if the Commencement Date is on or prior to September 30 of the year of the Commencement Date. The Employee will be eligible to receive a prorated bonus if the Commencement Date is on or after October 1 of the year of the Commencement Date. The achieved portion (if any) of the annual cash bonus will be payable, less any statutory deductions, on the date the Company pays such bonuses to other similarly-situated employees, subject to the Employee’s continued employment with the Company and no notice of termination of the Agreement having been issued by either Employer or Employee through the applicable payment date. In the Company’s discretion, the Employee’s annual bonus arrangements may be under, and subject to the terms and conditions of, such plans and programs as the Company or its affiliates may implement from time to time.
9.4Pension Scheme:
9.4.1Personal Retirement Savings Account:
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

The Company does not provide an occupational pension scheme. The Employee is entitled to make contributions to a Personal Retirement Savings Account (“PRSA”). The Company will allow the Employee reasonable paid time off, subject to work requirements, to attend a meeting with the Company’s PRSA provider to discuss the setting up of a PRSA for the Employee. Once a PRSA has been set up for the Employee, the Employee may request that the Company deduct an amount from his monthly remuneration, such deduction to be applied to the Employee’s PRSA. The Employee will receive written confirmation of any deductions made in connection with same on his monthly payslip.
9.4.2From the Commencement Date, the Company will match any contributions up to 6% percent made by the Employee into a PRSA, subject at all times to the terms, conditions and provisions of the particular scheme and on the condition that no excess health loading exists on the Employee’s life and subject to satisfactory medical examinations (if required).
9.5Health Insurance:
The Company shall make an annual contribution of E2,500.00 towards the Employee’s membership of a Health Insurance Scheme.
9.6Laptop Computer:
The Company will provide the Employee with a laptop computer for use compatible with office computers. This will remain the property of the Company and must be returned to the Company on the termination of the employment or as otherwise requested.
9.7Mobile Phone:
The Company will provide the Employee with a mobile telephone for business use only.
9.8Stock Options:
Subject to approval by Parent Board, the Employee shall be granted 188,000 options to acquire common shares of common stock of Parent (the “Shares”), provided the Employee is employed by the Company on the grant date (the “Options”). The exercise price of the Options will be set in accordance with the terms of the Zymeworks Inc. Amended and Restated Stock Option and Equity Compensation Plan as it may hereafter be amended (the “Equity Compensation Plan”), and the Options will vest and become exercisable in accordance with the terms of such Equity Compensation Plan, subject to the Employee’s continued employment with the Company through the applicable vesting date. A copy of the Equity Compensation Plan in effect as of the Commencement Date will be provided to the Employee.
9.9The Company reserves the right to vary or discontinue any Company benefit plan(s) in which the Employee may be entitled to participate. The Company shall also have the right to substitute a new benefit plan for any plan in which the Employee may be eligible to participate.
9.10Any Company benefit plan which are governed by a policy of insurance shall be subject to and conditional upon the terms and conditions of the relevant policy/policies of insurance.
9.11The Company reserves the right to withdraw any or all of these schemes at any time and/or to vary the schemes, the insurers, the rules terms and conditions applicable to the scheme (including the eligibility conditions) or the level of cover at any time in its absolute discretion. The Employee acknowledges and agrees that the Employee shall not be entitled to any benefits under any of the Company’s insurance schemes unless the claim is admitted and paid by the relevant insurance provider and that the Company shall have no obligation to take any legal action against any insurance provider in order to secure admission of any claim or payment of any benefits.
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

9.12Nothing in this Agreement or in the rules, terms and conditions of any insurance scheme shall give rise to any express or implied limitations on the right of the Company to terminate the Employee’s employment at any time as set out herein and the Company shall be entitled to terminate the Employee’s employment at any time even if this results in the cessation of any cover or benefits under any employee benefit scheme. The Employee shall not have any express or implied right to receive any benefits or to the continuation of benefits following the termination of Employee’s employment.
9.13All benefits payable or otherwise made available to the Employee under any Company benefit plan(s) in which the Employee may be entitled to participate from time to time shall automatically cease, as shall the Employee’s eligibility to participate in such plan(s), upon the termination of the Employee’s employment for any reason whatsoever and the Company shall be under no obligation thereafter to confer such/similar benefits on the Employee.
10.EXPENSES
Subject to approval by Management, the Employee will be reimbursed by the Company for all reasonable, vouched expenses properly and wholly, exclusively and necessarily incurred by the Employee in the proper performance of the Employee’s duties, subject to the production of evidence of expenditure satisfactory to the Company and compliance with the Company’s expenses policy as may be in place from time to time.
11.ANNUAL LEAVE AND PUBLIC HOLIDAYS
The Employee shall be entitled to 24 working days annual leave (which is inclusive of the Employee’s statutory annual leave entitlement as set out in the Organisation of Work Time Act 1997).
11.1The Company’s annual leave year runs from 1 January to 31 December.
11.2Annual leave must be taken at such times as are convenient to the business of the Company and otherwise in accordance with Section 20 of the Organisation of Working Time Act 1997. The Company reserves the right to require the Employee to take annual leave on specified days and also, during any period of notice.
11.3The Employee’s statutory annual leave entitlement shall be deemed to be taken first in any leave year. Any contractual leave over and above the statutory minimum shall not accrue during periods of sick leave.
11.4If the Employee’s employment commences or is terminated during the annual leave year, the Employee’s entitlement to annual leave during that year will be assessed on a pro rata basis.
11.5The Employee may not carry forward more than 5 days unused holiday into the following holiday year, subject to the provisions of the Organisation of Working Time Act 1997.
11.6Any annual leave that has been carried over into the next leave year must be taken before the end of March of the following leave year.
11.7If, in the event of the termination of the Employee’s employment, the Employee has exceeded the annual leave entitlement for that year, the excess will be deducted from any sums due to the Employee by the Company and, if such deduction is insufficient, the Employee will repay the Company in respect of such excess.
11.8In the event that the Employee is dismissed without notice, or resigns without giving the required notice, calculation of accrued annual leave shall be limited to the statutory entitlement under the Organisation of Working Time Act 1997 (as amended from time to time). Any paid annual leave (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

11.9Salary in lieu of annual leave will not be paid by the Company except on termination of employment and in accordance with the Organisation of Working Time Act 1997.
11.10Not more than 10 days of annual leave may be taken at any one time, except in exceptional circumstances.
12.SICK LEAVE AND SICK PAY
12.1If the Employee becomes unfit for work due to illness or injury, the Employee, or someone on their behalf, will notify Laura O’Connor, Head of Global Human Resources, as soon as possible and at least one hour before the Employee’s scheduled start time on the first day of the absence, setting out the likely duration of, and the reason for, the absence. The Employee is required to provide a medical certificate in a form satisfactory to the Company for all absences from work for more than three (3) consecutive working days.
12.2The Company may (at its own expense) at any time, whether or not the Employee is then incapacitated, require the Employee to submit to such medical examinations and tests by doctor(s) nominated by the Company and the Employee hereby authorises such doctor(s) to disclose to, and discuss with, the Company and its medical advisers the results of such examinations and tests.
12.3Subject to the Employee’s compliance with the notification and certification obligations set out in this Agreement, the Employee will be eligible to continue to receive his basic salary while on sick leave for a maximum aggregate period of 10 working days in any calendar year. If the Employee’s employment commences or is terminated during the calendar year, the Employee’s entitlement to paid sick leave during that year will be assessed on a pro rata basis.
12.4Any payment in respect of sick pay in excess of the provisions of this Agreement will be at the absolute discretion of the Company. Any sick pay paid to the Employee pursuant to this clause shall include any social welfare benefit to which the Employee is entitled by law and shall be reduced by the amount of any such social welfare benefit recoverable by the Employee, whether or not recovered. The Employee shall immediately notify the Company of any social welfare or other benefits recoverable by them.
12.5Sick leave is governed by the Company’s sick leave policy as may be in effect from time to time.
13.TERMINATION
13.1The Company shall be entitled in any of the following circumstances to terminate the Employee’s employment without notice if at any time the Employee:-
(a)commits any serious or material breach or a series of breaches of any of the provisions of this Agreement or any of the Company’s policies or procedures;
(b)neglects or fails or refuses to properly discharge any of the Employee’s duties;
(c)is guilty of dishonesty or misconduct;
(d)is convicted of any criminal offence (other than a conviction for a road traffic offence that does not result in the imposition of a custodial sentence) which, in the reasonable opinion of the Company, may affect the Employee’s position with, or the reputation of, the Company or its clients or customers;
(e)is guilty of any conduct tending to bring the Employee or the Company or the Group or its clients or customers into disrepute whether such conduct takes place within or outside work;
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

(f)for any reason becomes, in the reasonable opinion of the Company, incapable of performing the duties;
(g)misconducts themselves in such a way whether during or outside work that in the reasonable opinion of the Company, renders the Employee unfit to continue as an employee; or
(h)ceases to be eligible to work in Ireland.
13.2Nothing in this Agreement prevents the Company from summarily dismissing the Employee in the event of any serious breach by the Employee of the terms of their employment or where the Employee is found to have committed misconduct.
13.3If, by entering into employment with the Company, the Employee is in breach of any obligation owed to any third party and/or if the Employee has provided inaccurate or false information in relation to their appointment by the Company, whether concerning their qualifications, references or otherwise, the Company shall be entitled to terminate the Employee’s employment immediately without notice and without payment in lieu of notice.
13.4Termination by either Party: Either Party may terminate the Employee’s employment by giving prior written notice to the other of not less than three (3) months’ notice or such shorter period as the Employee and Management may agree. The Company may choose to waive all or part of the notice period and pay to the Employee the base salary to be earned during the balance of the notice period.
13.5Termination by Company. The Company may, in its sole and absolute discretion, terminate the Employee’s employment at any time by notifying the Employee that the Company is exercising its right under this clause and, only in the event that such termination is without Cause (as defined below),the Company will provide written notice or make a payment in lieu of notice (“Notice or Payment in Lieu”) to the Employee. This Notice or Payment in Lieu (payment of which will be conditional on the execution by the Employee of a separation and release of claims agreement in a form determined by the Company) will be:
13.5.1In the event of such termination without Cause that does not occur within twelve (12) months following a Change of Control (as defined below), the following:
13.5.1.1twelve (12) months of notice (to include any notice due under clause 13.4) or the equivalent of nine (9) months of base salary as of the date notice is given plus any notice due under clause 13.4, or any combination thereof that totals twelve (12) months of combined notice and base salary, less tax and statutory deductions, if termination of employment occurs during the first three years of employment measured from the Effective Date (with any base salary equivalent payable over twelve (12) months, or sooner, at the sole discretion of the Company); and
13.5.1.2commencing in the fourth year of employment measured from the Effective Date, an additional one (1) month of notice or the equivalent of one (1) month of base salary as of the date notice is given, or any combination thereof, less tax and statutory deductions, for each additional completed year of service, up to a total maximum of fifteen (15) months plus any notice due under clause 13.4 (payable over eighteen (18) months, or sooner, at the sole discretion of the Company, to include any notice due under clause 13.4).
13.5.2In the event of such termination without Cause that occurs within twelve (12) months following a Change of Control (as defined below), the following:
13.5.2.1eighteen (18) months of notice (to include any notice due under clause 13.4) or the equivalent of fifteen (15) months of base salary as of the date notice is
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

given plus any notice due under clause 13.4, or any combination thereof that totals eighteen (18) months of combined notice and base salary, less tax and statutory deductions; and
13.5.2.2full vesting acceleration of all unvested and outstanding stock options or other Company or Parent unvested and outstanding equity grants made to the Employee as of the date of termination.
For purposes of the foregoing, “Cause” shall mean (i) a material breach by the Employee of any of Employee’s material obligations hereunder; (ii) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its affiliates; (iii) the conviction or the plea of no contest or the equivalent in respect of a criminal offense that would have a direct and specific negative bearing on Employee’s ability to perform the responsibilities of the position; (iv) the Company’s conclusion, following a reasonable and good-faith investigation, that Employee has violated the Company’s policies with respect to Equal Employment Opportunity or prohibition of harassment, discrimination, or retaliation; or (v) intentional infliction of any damage of a material nature to any property of the Company or any of its affiliates or employees.
For purposes of the foregoing, “Change of Control” shall mean (i) the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert of common shares of Parent which, when added to all other common shares of Parent at the time held directly or indirectly by such person or persons acting jointly or in concert constitutes for the first time in the aggregate 40% of more of the outstanding common shares of Parent and such shareholding exceeds the collective shareholding of the current directors of Parent, excluding any directors acting in concert with the acquiring party; or (ii) the removal, by extraordinary resolution of the shareholders of Parent, of more than 51% of the then incumbent Board of Parent, or the election of a majority of Board members to Parent’s board who were not nominees of Parent’s incumbent board at the time immediately preceding such election; or (iii) consummation of a sale of all or substantially all of the assets of Parent; or (iv) the consummation of a reorganization, plan of arrangement, merger, or other transaction which has substantially the same effect as to above.
13.6For the avoidance of doubt, the Notice or Payment in Lieu shall not include any element in relation to:
(a)any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;
(b)any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and
(c)any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
13.7Payment or notice in accordance with these clauses to the Employee by the Company will be full and adequate compensation to the Employee with respect to any claim relating to the Employee’s employment or termination or manner of termination of the Employee’s employment, and the Employee waives any right that he/she may have to claim further payment, compensation or damages from the Company.
13.8Payment of any amount under this Agreement in excess of any minimum required by law is conditional upon execution by the Employee of a separation and release of claims agreement in a form determined by the Company.
13.9The vesting and exercise of any outstanding Zymeworks Inc. equity awards granted to the Employee in the event the Employee’s employment with the Company or this Agreement terminates, for any reason, shall be governed by the terms of the applicable Equity Compensation Plan and any applicable award agreement in effect between the Company and the Employee at the time of termination.
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

13.10The termination of the Employee’s employment for whatever reason shall not affect those terms of this Agreement which are expressed to have effect after such termination and shall be without prejudice to any accrued rights or remedies of the parties.
14.OBLIGATIONS ON TERMINATION
14.1The Company shall forthwith pay to the Employee all accrued and unpaid remuneration and expenses due under the terms of this Agreement.
14.2Upon the termination of the Employee’s employment the Employee:-
(a)shall immediately deliver up to the Company all correspondence, documents, memoranda, papers, computer disks, object or source codes, writing, credit cards, keys, mobile telephones and other property of the Company which may be in the Employee’s possession or under Employee’s control by reason of their employment;
(b)shall not use or adopt or purport to use or adopt the name or any trade or business name of the Company for any purpose;
(c)shall not hold themselves out, or represent, to any third party that the Employee has the authority or ostensible authority to represent or to contractually bind, the Company; and
(d)shall not make any statements, whether verbally or in writing, which are false, misleading, derogatory or disparaging of the Company and/or Group and its or their respective directors, employees, servants, agents and officers. The Company agrees that it will not make any statements, whether verbally or in writing, which are derogatory or disparaging of the Employee.
15.COMPANY PROPERTY
15.1All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s/Group’s computer systems or other electronic equipment (including mobile phones) remain the property of the Company/Group.
15.2The Employee must not remove any documents, or tangible items which belong to the Company/Group or which contain any Confidential Information from the Company’s premises at any time without proper advance authorisation.
15.3The Employee must return to the Company upon request and, in any event, upon the termination of the employment, all documents and tangible items which belong to the Company/Group or which contain or refer to any Confidential Information and which are in the Employee’s possession or under their control.
15.4The Employee must, if requested by the Company, delete all Confidential Information from any re-usable material and destroy all other documents and tangible items which contain or refer to any Confidential Information and which are in the Employee’s possession or under their control.
15.5On termination of the Employee’s employment (howsoever arising) the Employee shall:
(a)immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company/Group or their business contacts, any keys, credit cards and any other property of the Company/Group including any car provided to the Employee which is in their possession or under their control;
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

(b)irretrievably delete any information relating to the business of the Company/Group stored on any magnetic or optical disk or memory and all matter derived from such sources which is in the Employee’s possession or under their control outside the Company’s premises; and
(c)provide a signed statement that the Employee has complied fully with the obligations under this clause 15.
16.POST TERMINATION RESTRICTIONS
16.1By virtue of the Employee’s role, the Employee has access to trade secrets, Confidential Information and personal knowledge of and influence over clients and employees of the Company and the Group. To protect these Company interests, the Employee agrees that the Employee will be bound by the following covenants which the Employee acknowledges are reasonable.
16.2The Employee hereby agrees that they will not, during the continuance of the Employee’s employment, and for a period of six months after its termination (howsoever caused), without the prior written consent of the Company or Parent, directly or indirectly, within the Territory, be employed by, engaged, concerned or interested in (except as the holder or beneficial owner for investment purposes of not more than 5% in nominal value of any class of securities listed or dealt with on any recognized stock exchange or automated quotation system), as a director, employee, manager, consultant, advisor or in any other managerial or sales capacity, either on the Employee’s own behalf or in conjunction with or on behalf of any person, firm, company, business, concern or enterprise whatsoever, any business wholly or partly in competition with the Business.
16.3The Employee hereby agrees that they will not, during the continuance of the Employee’s employment, and for a period of nine months after its termination (howsoever caused), without the prior written consent of Company or Parent, directly or indirectly:
16.3.1either on the Employee’s own behalf or in conjunction with or on behalf of any other person, firm, company, business, concern or enterprise whatsoever;
(a)solicit or entice or endeavour to solicit or entice away from the service of the Company any person employed by the Company or any member of the Group in a director, officer, managerial, sales, financial, marketing, purchasing, technical, IT or logistical capacity in the 24 months prior to the Termination Date and with whom Employee had worked at any time during that period whether or not such person would commit a breach of his/her contract of employment by reason of leaving such service;
(b)canvass, solicit or approach or cause to be canvassed or solicited or approached for orders/business in respect of any goods or services provided by the Company or the Group any person, firm, company, business, concern or enterprise whatsoever who is or was at any time during the period of one year immediately preceding the Termination Date a customer of, or in the habit of dealing with, the Company or the Group or who is or had been during the said 1 year period negotiating with the Company or the Group for the supply of such services or goods, and with whom the Employee had dealings or knowledge of their requirements; or
(c)interfere or seek to interfere to take steps as may interfere with the continuance of supplies to the Company or the Group (or the terms relating to such supplies) from any persons who are or who have been supplying components, materials, goods or services to the Company or the Group at any time during the one year period immediately preceding Termination Date if such interference or steps causes or would cause the supplier to materially alter its relationship or the terms on which it does business with the Company or the Group.
16.4The Employee agrees that they will not after the Termination Date whether directly or indirectly, use in connection with any business, any name that includes the name of the Company or the Group or any colourable imitation of such name(s).
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

16.5The Employee agrees that if during the continuance in force of the restrictions set out in this clause, the Employee receives an offer of employment from any person, the Employee will immediately provide that person with a complete and accurate copy of this clause.
16.6Nothing contained in this clause shall act to prevent the Employee from using generic skills learnt while employed by the Company in any business or activity which is not in competition with the Company or the Group.
16.7Severance
The Employee hereby acknowledges and agrees that clause 16 of this contract, and every part thereof, are entirely separate and independent (notwithstanding that they may be contained in the same clause, sub-clause, paragraph, sub-paragraph, sentence or phrase) and that they are independent, separate and severable and enforceable accordingly and that the duration, extent and application of each clause, and every part thereof, is no greater than is reasonable and necessary for protection of the legitimate interests of the Company and Group and that if any such clause, or any part thereof shall be adjudged by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced and/or the geographical area dealt with thereby was reduced the said clause, or part thereof, shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid, effective and enforceable and shall be deemed to have been amended accordingly so that such clause, or part thereof, shall be construed by such court by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then apply.
17.COOPERATION
17.1Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and for one year thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company and its Group Companies and their respective representatives in defence of all claims that may be made against the Company or its Group Companies, and will reasonably assist the Company and its Group Companies in the prosecution of all claims that may be made by the Company or its Group Companies, to the extent that such claims may relate to the period of the Employee’s employment with the Company.
17.2The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or any Group company. The Employee also agrees to inform the Company promptly (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or any Group company (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or any Group company with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this clause 17.
18.CONFIDENTIALITY
18.1The Employee acknowledges that in the course of the employment the Employee has access to Confidential Information. The Employee therefore agrees to accept the restrictions in this clause.
18.2The Employee shall not, during the continuance of the Employee’s employment or at any time thereafter, except as authorised by the Company in the proper performance of the Duties, use, disclose or cause to be disclosed to any person, use for the Employee’s own purposes or for any purposes other than those of the Company, any Confidential Information which the Employee may have received or obtained during the Employee’s employment with the Company or information in respect of which the Company is bound by an obligation of confidence to a third party. The
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

Employee shall use their best endeavours to prevent the unauthorised use, publication or disclosure of any such information and agrees that the Employee will inform the Company immediately of any instances of misuse or disclosure of which the Employee becomes aware.
18.3The Employee shall not, during the continuance of the Employee’s employment or at any time thereafter, except as authorised by the Company in the proper performance of the Duties, make or use or retain any Copies.
18.4All Confidential Information and Copies shall be the property of the Company and on termination of the Employee’s employment, or at any time during the term of this contract of employment at the request of the Company, the Employee shall:
(a)hand over all Confidential Information or Copies to Employee’s immediate supervisor or another person nominated by the Company for this purpose;
(b)irretrievably delete any Confidential Information stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in the Employee’s possession or under his control outside the Company’s premises; and
(c)provide a signed statement that the Employee has complied fully with the Employee’s obligations under this clause 18.
18.5The restrictions contained in this clause shall not apply to:
(a)any disclosure authorised by the Company or required in the ordinary and proper course of the Employee’s employment or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or
(b)any information which the Employee can demonstrate was known to the Employee prior to the commencement of the Employee’s employment by the Company or is in the public domain otherwise than as a result of a breach of this clause.
18.6Ownership of Developments
18.6.1Acknowledgment of Company Ownership - The Employee acknowledges that the Company will be the exclusive owner of all the Developments made during the term of the Employee’s employment by the Company, except Excluded Developments, and to all intellectual property rights in and to such Developments. The Employee hereby assigns all right, title and interest in and to such Developments and their associated intellectual property rights throughout the world and universe to the Company, including without limitation, all trade secrets, patent rights, copyrights, mask works, industrial designs and any other intellectual property rights in and to each such Development, effective at the time each is created. Further, the Employee irrevocably waives all moral rights the Employee may have in such Developments.
18.6.2Excluded Developments and Prior Developments - The Company acknowledges that it will not own any Excluded Developments or Prior Developments.
18.6.3Disclosure of Developments - To avoid any disputes over the ownership of Developments, the Employee will provide the Company with a general written description of any of the Developments the Employee believes the Company does not own because they are Excluded Developments or Prior Developments. Thereafter, the Employee agrees to make full and prompt disclosure to the Company of all Developments, including, without limitation, Excluded Developments, made during the term of the Employee’s employment with the Company. The Company will hold any information it receives regarding Excluded Developments and Prior Developments in confidence.
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

18.6.4Further Acts - The Employee agrees to cooperate fully with the Company both during and after the Employee’s employment by the Company, with respect to (i) signing further documents and doing such acts and other things reasonably requested by the Company to confirm the Company’s ownership of the Developments other than Excluded Developments and Prior Developments, the transfer of ownership of such Developments to the Company, and the waiver of the Employee’s moral rights therein, and (ii) obtaining or enforcing patent, copyright, trade secret or other protection for such Developments; provided that the Company pays all the Employee’s expenses in doing so, and reasonable compensation if such acts are required after the Employee leaves the employment by the Company.
18.6.5Employee-owned Inventions - The Employee hereby covenants and agrees with the Company that, unless the Company agrees in writing otherwise, the Employee will not use or incorporate any Excluded Development or Prior Development in any work product, services, or other deliverables the Employee provides to the Company. If the Employee uses or incorporates any Excluded Development or Prior Development with the Company’s permission, as provided above, the Employee (i) represents and warrants that he or she owns all proprietary interest in such Excluded Development or Prior Development and (ii) grants to the Company, at no charge, a non-exclusive, irrevocable, perpetual, worldwide license to use, distribute, transmit, broadcast, sub- license, produce, reproduce, perform, publish, practice, make, and modify such Excluded Development or Prior Development.
18.6.6Prior Employer Information - The Employee hereby covenants and agrees with the Company that during the Employee’s employment by the Company, the Employee will not improperly use or disclose any confidential or proprietary information of any former employer, partner, principal, co-venturer, customer, or independent contractor of the Employee and that the Employee will not bring onto the Company’s premises any unpublished documents or any property belonging to any such persons or entities unless such persons or entities have given their consent. In addition, the Employee will not violate any non-disclosure, non-compete or proprietary rights agreement the Employee has signed with any person or entity prior to the Employee’s execution of this Agreement, or knowingly infringe the intellectual property rights of any third party while employed by the Company.
18.7Protection of Computer Systems and Software - The Employee agrees to take all necessary precautions to protect the computer systems and software of the Company, including, without limitation, complying with the obligations set out in the Company’s policies.
18.8Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, the Employee understands that under United States law:
18.8.1an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:
18.8.2is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or
18.8.3is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
18.8.4Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual:
18.8.5files any document containing the trade secret under seal; and
18.8.6does not disclose the trade secret, except pursuant to court order.
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

19.INTELLECTUAL PROPERTY
19.1The Employee acknowledges that all Intellectual Property Rights and Inventions created wholly or partly by the Employee in the course of their employment with the Company (whether or not during working hours or using Company premises or resources, and, in the case of Inventions whether or not recorded in material form), together with all materials embodying such Intellectual Property Rights and Inventions shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company.
19.2The Employee acknowledges that, because of the nature of their duties and the particular responsibilities arising from the nature of those duties, they have, and shall have at all times while they are employed by the Company, a special obligation to further the interests of the Company.
19.3The Employee shall:
(a)promptly communicate in confidence to the Company, full particulars of any Intellectual Property Right and/or Invention referred to in clause 19.1 and the Employee shall not use, disclose to any person or exploit any such Intellectual Property Right or Invention without the prior written consent of the Company;
(b)at the Company’s request, and in any event upon termination of employment, give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any such Intellectual Property Rights;
(c)not attempt to register any such Intellectual Property Rights or seek to patent any Invention unless instructed to do so by the Company; and
(d)at the request and expense of the Company, prepare and execute such instruments and do such other acts and things as may be necessary or desirable, in the opinion of the Company, to enable the Company or its nominee to obtain and maintain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company or its nominee, to enable the Company to exploit and enforce its rights in respect of any Intellectual Property Right vested in the Company to best advantage, and to defend claims for infringement of third party Intellectual Property Rights.
19.4The Employee hereby irrevocably:
(a)appoints the Company to be their attorney in their name and on their behalf to sign, execute or do any instrument or act and generally to use their name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 19; and
(b)unconditionally waives any and all of their moral rights (conferred by the Copyright and Related Rights Acts 2000 to 2019, and all similar rights in other jurisdictions around the world) which they have or will have, and agrees not to support, maintain or permit any claim for infringement of their moral rights.
19.5To the extent that by law any Intellectual Property Right to which clause 19.1 applies does not, or is not permitted to or cannot, vest in or belong to the Company, the Employee agrees immediately upon the same coming into existence to offer to the Company a right of first refusal to acquire the same on arms’ length terms to be agreed between the Employee and the Company. The Company shall initiate negotiations by notice in writing and in the absence of agreement within thirty days of such notice, the matter will be referred to arbitration to be decided upon by an arbitrator to be appointed by the President for the time being of the Law Society of Ireland (whose decision shall be final and binding on the parties and whose costs shall be borne equally by the parties).
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

19.6The Employee’s obligations under this clause shall continue to apply after the termination of their employment with the Company (whether terminated lawfully or otherwise). Each of these obligations is enforceable independently of the others and their validity shall not be affected if any of the others is, to any extent, unenforceable.
20.DATA PROTECTION
20.1The Company needs to process the Employee’s personal data, as required, for the purposes of administering this contract; without such processing, it would not be possible for the Company to enter into this Agreement with the Employee. Information regarding the legal basis for any such processing, the period of time for which the personal data will be retained and related matters is set out in the Company’s Data Protection Policy as may be in place from time to time.
21.SHORT-TIME AND LAY-OFF
21.1The Company reserves the right to place the Employee on lay off or short time. In the event that the Employee is placed on lay off the Employee shall have no right to any remuneration in respect of the period of such lay off. If the Employee is placed on short time, the Employee will only be paid for hours actually worked.
22.TERMS OF EMPLOYMENT (INFORMATION) ACT, 1994-2014
22.1The provisions of this Agreement shall constitute notice to the Employee of the terms and conditions of employment as are required to be given to the Employee pursuant to the Terms of Employment (Information) Act, 1994-2014.
23.ALTERATION OF THE EMPLOYEE’S TERMS OF EMPLOYMENT
23.1The Company reserves the right to make reasonable alterations to any of the Employee’s terms of employment from time to time. Such changes may be made by way of a general notice applicable to all employees or by way of specific notice to the Employee. Any such changes shall take effect immediately and the Employee will be notified of the change(s) by the Company in writing as soon as possible thereafter and, in any event, not later than one month after the date the change(s) is/are implemented.
23.2In the event that variation(s) or amendment(s) is/are made to the terms and conditions of the Employee’s employment, such variation(s) or amendment(s) will not constitute a new agreement and the employment of the Employee will continue in all respects as before, subject to the terms and conditions of this Agreement as so varied.
23.3No failure or delay by the Company in exercising any remedy, right, power of privilege under or in relation to this Agreement or at law shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.
24.COLLECTIVE AGREEMENTS
24.1There are no collective agreements or employment regulation orders affecting the Employee’s employment with the Company.
25.COMPANY POLICIES AND PROCEDURES
25.1The Employee must abide by all of the Company’s Policies and Procedures. These policies and procedures do not form part of the terms and conditions of employment and may be amended, deleted or supplemented from time to time. The Employee will receive notification of any such changes by the Company from time to time. Where there is a conflict between the provisions of any
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

policy or procedure and this contract of employment, the terms and conditions of this contract shall prevail.
25.2The Employee hereby confirms that upon commencement of employment the Employee will review and acknowledge the Company Policies and Procedures available through the Company’s compliance management system. The Employee confirms that they will comply with the Company Policies and Procedures throughout their employment with the Company.
26.DISCIPLINARY AND GRIEVANCE PROCEDURES
26.1The Employee is subject to the Company’s disciplinary and grievance procedures which are available through the Company’s compliance management system. These procedures do not form part of the Employee’s contract of employment and may be amended by the Company from time to time.
26.2The Company may suspend the Employee from any or all of the Employee’s duties for no longer than is necessary to promptly investigate any disciplinary matter involving the Employee or so long as is otherwise reasonable while any disciplinary procedure against the Employee is outstanding.
26.3During any period of suspension:
(a)The Employee shall continue to receive their basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(b)The Employee shall remain an employee of the Company and bound by the terms of this Agreement;
(c)The Employee shall ensure that Management knows where he will be and how the Employee can be contacted during each working day (except during any periods taken as holiday in the usual way);
(d)The Company may exclude the Employee from the place of work or any other premises of the Company or any Group company; and
(e)The Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group company.
27.HEALTH & SAFETY AT WORK
27.1The Employee must familiarise themselves with and abide by the Company’s Health and Safety Policy as may be in place from time to time. During the course of the employment the Employee is obliged to take care for their own health and safety and that of their colleagues.
28.SECURITY
28.1All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using the Company’s information technology (“IT”) or communications systems or Company property will be treated by the Company as work related and the Company’s IT systems and network are provided for the Employee’s use in undertaking their duties. The Employee agrees that the Company may intercept, record and monitor all such communications made by the Employee and their use of the Company’s IT systems and network without further notice. Accordingly, the Employee should not regard any such communications or use as being private and matters which are private should be conducted by the Employee outside of working hours, away from the Company’s premises and without use of the Company’s communications and IT hardware, software, systems and networks.
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

28.2The recording and monitoring of communications is intended to protect the Company’s business interests, for example, but without limitation, for the purposes of quality control, security of communication and IT systems, protection of the Company’s confidential information and legitimate business interests, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements.
28.3The Employee agrees that recorded or monitored communications may be used as evidence in disciplinary or legal proceedings, including in any such action against the Employee.
29.SERVICE OF NOTICES
29.1Any notice given under this Agreement shall be deemed to have been served on the Employee if it is served on the Employee personally or, in the alternative, left at or sent by registered post to the Employee at their usual address, as supplied by them to the Company.
29.2Any notice given under this Agreement shall be deemed to have been served on the Company if it is hand delivered personally or sent by fax, email or post (the chosen method of delivery to incorporate proof of delivery) to the Parent Company’s President & Chief Operating Officer with a copy to the Head of Global Human Resources.
29.3For the purpose of calculating deemed receipt:
(a)all references to time are to local time in the place of deemed receipt; and
(b)if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 09.00 am on the next business day.
29.4This clause does not apply to the service of any proceedings or other documents in any legal action.
30.ENTIRE AGREEMENT
30.1This Agreement and any document/agreement referred to in it constitutes the whole agreement between the Parties in relation to the Employee’s employment by the Company and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them.
30.2Each Party acknowledges that, in entering into this Agreement, it has not relied on and shall have no remedy in respect of any pre-contractual statement.
31.WAIVER
31.1No failure or delay by the Company in exercising any remedy, right, power of privilege under or in relation to this Agreement or at law shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.
32.COUNTERPARTS
32.1This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.
33.GOVERNING LAW AND JURISDICTION
33.1This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Ireland.
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

33.2The Parties irrevocably agree that the courts and tribunals of Ireland shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).
34.SEVERABILITY
34.1If any provision or part thereof of this Agreement or its application to any person or circumstance is or is found to be invalid or unenforceable, the invalidity or unenforceability of such provision or part thereof shall be severed from this Agreement and shall not affect the validity or enforceability of that provision or of other provisions of this Agreement or the application of such provisions to any person or circumstance.
35.HEADINGS
35.1The headings to the clauses of this Agreement are for convenience of reference only and shall not affect the meaning or construction of anything contained in this Agreement.

Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

IN WITNESS whereof the Parties hereto have executed this Agreement in manner hereinafter appearing the day and year first above written.

SIGNED for and on behalf of the Company by in the presence of:	/s/ Laura O’Connor Signature of Laura O’Connor, Head of Global Human Resources
Witness Signature:
Address:
Occupation:

SIGNED AND DELIVERED by JEFFREY SMITH in the presence of:	/s/ Jeffrey Smith Signature of Jeffrey Smith
Witness Signature:
Address:
Occupation:

Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com

APPENDIX 1
THE DUTIES
1.The Employee’s primary responsibilities and duties will include;
(a)TO BE CONFIRMED
(b)The performance of any other duties as may be reasonably required of him/her by the Company from time to time.
Zymeworks Inc. | Suite 800 - 114 East 4th Avenue, Vancouver, BC, V5T 1G4 | zymeworks.com